Exhibit 12.1



                FINANCIAL FEDERAL CORPORATION AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                            (Dollars in Thousands)




                                                      July 31,
                                               ---------------------
                                                 2000         1999
                                               --------     --------

          Total debt                           $884,838     $745,442

          Stockholders' equity                 $172,423     $144,982

          Debt-to-equity ratio                      5.1          5.1
                                                    ===          ===

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